Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call
Tuesday, July 27, 2021, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS
Steven Gardner - Chairman, President, and Chief Executive Officer
Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript
PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp's second quarter 2021 conference call. All participants will be in a listen only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone, and to withdraw your question, please press star then two. Please note this event is being recorded. I would now like to turn the conference over to Mr. Steven Gardner, Chairman and CEO. Please go ahead, sir.

Steve Gardner
Thank you, Chuck. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the second quarter of 2021. We have also published an updated investor presentation that has additional information on our financial performance. If you have not done so already, we would encourage you to visit our Investor Relations' website to download a copy of the presentation. In terms of our call today, I will walk through some of the notable items. Ron Nicolas, our CFO, will review a few of the financial details, and then we'll open up the call to questions. I note that in our earnings release and in investor presentation, we have our safe harbor statement relative to the forward-looking comments, and I would encourage all of you to read through those carefully. We plan to keep our prepared comments relatively brief given the level of detail and disclosures we've included in our earnings release and investor presentation. We had a very productive second quarter, both in terms of business development and implementing multiple initiatives that will further enhance our ability to drive profitable growth in the future. Our team executed at a high level throughout the quarter and is well positioned as we enter the back half of 2021.

During the second quarter, we generated net income of $96.3 million, or $1.01 per share, which translated to a return on average assets of 1.90% and a return on average tangible common equity of 22.45%. Our profitability drove a 6.5% increase in tangible book value per share and allowed us to continue to return a meaningful amount of capital to our shareholders. Our results were driven by incremental improvement across the board relative to the prior quarter, a higher level of loan production in net loan growth that enabled us to start remixing the balance sheet towards higher-yielding assets, increased contributions from most of our fee-generating areas, incremental improvement in our already strong asset quality ratios, which in part contributed to a material release of the reserve levels we had built last year, and well-controlled expenses.

Our financial performance reflects the synergies emanating from a larger, more diverse, and capable organization. It reflects our success in effectively leveraging the collective strengths of our teams throughout the bank. Our people are working in a collaborative fashion to expand existing relationships and add new clients, including larger, more sophisticated middle-market companies and real estate investors, which is driving the growth we are seeing in our balance sheet.

From our frontline business development personnel to credit administration and the onboarding of new clients, we are operating with a high level of proficiency in all areas, which is enabling us to efficiently generate quality growth. We had the strongest quarter in our history with nearly $1.6 billion in new loan commitments, which was up from $1.2 billion last quarter, while loan disbursements increased 54% over the prior quarter. This resulted in 14.5% annualized growth in total loans during the quarter despite loan payoffs and paydowns increasing. The mix of loan production continues to be well diversified with balanced contributions coming from across our

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript
markets. As we emerge from the pandemic, real estate-related loan demand has been the first area to pick up. And relative to last quarter, we had a higher level of commercial real estate, multifamily, and construction loan commitment production. Commercial loan commitments remain healthy, reflective of our ever-improving capabilities to attract new small businesses, middle market, and corporate clients.

During the second quarter, we began seeing a higher level of commercial line utilization rates compared to the historic lows at the end of the prior quarter, which helped drive an increase in our C&I portfolio. But it's too early to call this growth rate a sustainable trend. Our commercial clients still maintain significant liquidity levels. And coupled with the challenges of supply chain disruptions and the reemerging concerns around the coronavirus, it may take time before we see a substantive increase in line utilization rates. Our loan production was weighted more towards the back half of the quarter, so we didn't realize the full benefit of net loan growth. The end of period loans were $383 million higher than our average loans. In addition to the higher level of loan production, our business development efforts continue to result in strong inflow of commercial deposits.

In the second quarter, this resulted in a $466 million increase in noninterest-bearing deposits, which further improved our deposit mix and helped reduce our total cost of deposits to 8 basis points. Looking ahead, we expect the trends in the second half of the year to be relatively consistent with what we saw in the first half of the year, depending upon the pace and sustainability of the economic expansion. We will continue to execute well on the things that we can control, and that includes our ongoing assessment of all parts of the company as we look for opportunities to improve. During the second quarter, given our strong liquidity and capital levels, we redeemed $25 million of sub debt. And at the beginning of July, we redeemed another 149 million of sub debt that we had acquired through various acquisitions. The elimination of these high-cost funding sources will reduce our interest expense and help support our net interest margin going forward. We are also trimming around the edges of our branch network and consolidated two more branches in July.

As part of our disciplined approach to expense management, we regularly review our branch footprint to see where we can gain synergies and consolidate locations without negatively impacting client service. This is something we do on a regular basis. Our continuous focus on optimizing every area of our organization enables us to increase our investment in areas that help grow revenue, enhance efficiencies, and improve client service. With that, I'm going to go ahead and turn the call over to Ron to provide a few more details on our second quarter results.

Ron Nicolas
Thanks, Steve, and good morning. The majority of my comments will be directed on a linked-quarter basis. Total revenue was $187.7 million for the quarter compared with $185.4 million in the prior quarter, driven by higher noninterest income. Our efficiency ratio for the quarter was 49.4%, and our pre-provision net revenue as a percent of assets was 1.84%, highlighting the benefit of our increased operating scale.

During the quarter, we took a number of balance sheet actions, including growing our investment portfolio by approximately $600 million, increasing our BOLI investment by $150 million, and redeeming additional high-cost sub debt. I will touch on the benefit of these actions a bit more with my Q3 guidance. Our net interest margin came in at 3.44% for the quarter, and the core margin came in at 3.22%, a decrease of 8 basis points from the prior quarter as lower loan yields and fees negatively impacted the margin, partially offset by a lower cost of funds. As noted, we believe the balance sheet actions taken, as well as the growth of our loans and deposits in the second quarter,

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript
will favorably impact net interest income and the margin in Q3. As a result, we see the core NIM in the 3.25% to 3.30% range.

Noninterest income of $26.7 million increased $3 million compared with 23.7 million in the prior quarter. Key drivers of the increase included higher gain on the sale of SBA loans, a result of increasing SBA production, as well as higher trust and escrow related fees as the latter saw increased transaction activity. Also, the additional $150 million BOLI investment will add a little more than $1 million per quarter to noninterest income starting in Q3. Noninterest expense excluding merger-related costs came in at $94.5 million compared with $92.5 million in the prior quarter. Higher incentive costs related to the higher level of loan and deposit production primarily drove the increase in compensation as headcount was flat to the prior quarter at 1,521 employees. Our noninterest expense should approximate $94 million to $96 million in Q3 as we continue to invest in both staff and technology, as well as experience higher levels of business activity costs related to growth. Provision expense was a recapture of $38.5 million compared with an expense of $2 million in the prior quarter. The recapture was driven principally by the improving macroeconomic forecast and key modeling variables, as well as our continued strong asset quality profile.

Turning now to the balance sheet. Total assets grew to $20.5 billion compared with $20.2 billion in the prior quarter as deposits grew 275 million and equity just over $100 million. As highlighted earlier, we redeployed approximately $900 million of excess liquidity into higher-yielding loans and investments, which, combined, grew by $1.1 billion from the prior quarter. In our earnings release, we included a loan roll forward table to provide greater transparency to the period-end loan portfolio results and the primary drivers. As noted, our total investment securities increased to $4.5 billion at quarter end. We saw strong inflows into our noninterest-bearing deposits, which grew by over $450 million from the prior quarter, fueling total deposit growth to just over $17 billion. Year-to-date, we have redeemed a total of approximately $170 million in sub debt that had an average weighted cost of 5.5%.

Asset quality continued to perform well with nonperforming assets at 17 basis points of total assets and total delinquency at 14 basis points of loans held for investment. Net charge-offs totaled $1.1 million for the quarter compared with $1.3 million in the prior quarter. Our allowance for credit losses finished the quarter at 1.71%, and the total loss absorbing capacity comprised of the allowance and the remaining fair value discount on acquired loans totaled $327 million at quarter end or 2.39% of loans held for investment. Given our strong asset quality and the improving economies impact on our CECL model, we are likely to see continued reserve releases in the coming quarters. With that, I'll hand it back to Steve.

Steve Gardner
Great. Thanks, Ron. In summary, our teams are executing at a high level, and we are seeing our business development efforts translating into attractive profitable growth. We remain highly confident in the organization's ability to capitalize on any number of economic scenarios that may develop in the second half of this year. With our strong capital levels, conservative risk profile, and earnings strength, we are well positioned to support both organic and acquisitive growth. We continue to seek out acquisitions and merger partners throughout the Western U.S. that can add meaningful earnings accretion and scale to our franchise. Our board and management are open to pursuing transformative transactions that will deliver for all of our shareholders. That concludes our prepared remarks, and we would be happy to answer any questions. Chuck, please open up the call for questions.

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript
Operator
Yes, sir. We will now begin the question-and-answer session. To ask a question, you may press star then one on your touchtone phone. If you’re using a speaker phone, please pick up your handset before pressing the keys. And to withdraw your question, please press star then two. And at this time, we’ll pause momentarily to assemble our roster. And the first question will come from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. I wanted to ask about the outlook for liquidity deployment. You have worked down your cash balance quite a bit in the second quarter through loan growth, as well as the incremental investment in the bond portfolio, and a little more here in July with the sub debt repayments. If you could just talk about how you're thinking about any additional need of deploying the excess cash right now into the investment book, or if you're just going to rely on expectations of loan growth for the back half of the year.

Steve Gardner
I think, Gary, you're going to see us continue to manage it similar to the way that we have during the second quarter here. Ideally, that excess liquidity goes into loans. But depending upon what we see as net growth there if—we're going to redeploy that liquidity into higher earning assets along with—which includes, of course, securities.

Gary Tenner
And on that topic, then. in terms of the net loan growth outlook, could you talk about any visibility you have at this point on pay down activity or payoff activity early into the third quarter? There's been any slowdown of that activity?

Steve Gardner
We haven't seen any material change from Q2. The line utilization rates have remained relatively stable. We'd certainly like to see increasing growth there. We're hopeful that, that will occur here as we move through the summer and into the fall. But it just remains to be seen. As I mentioned in my prepared comments, our clients are sitting on a lot of liquidity.

Gary Tenner
Alright. Thanks for taking my questions.

Steve Gardner
Anytime.

Operator
The next question will come from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Hey. Good morning, Steve and Ron.

Steve Gardner
Good morning, Matthew.

Matthew Clark
First on the pipeline. I think coming out of last quarter, you had mentioned that it was over 2 billion. Just want to get a sense for where the pipeline stood coming out of 2Q?

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript

Steve Gardner
Yeah. Today, we're sitting at a little over $1.7 billion, down from where we were. But in part, that's owing to the very strong loan closings that the team was able to accomplish in the latter part of the second quarter. We still see pretty strong demand in just about all areas. We're encouraged that we’ll continue to efficiently pull through the loans that we have in the pipeline and grow net loans going forward.

Matthew Clark
Okay. Then just on the reserve, it sounds like we're going to see some more releases going forward. Your day one CECL reserve was 1.05%. Is that—how do you feel about that level longer term? Is that where you think you might stabilize as we get into late next year? Or do you feel like you might be able to dip below that based on the balance sheet today relative to the balance sheet at the beginning of 2020--.

Steve Gardner
Yeah, I think there's a number of factors at play here. Obviously CECL was designed and has proven to be rather volatile at times. It's really hard to see where it's going to end up. Also, as the portfolio changes over time, that will be a factor. Certainly, given our historic asset quality or the performance of the loan portfolio, relatively benign charge-offs, add in the credit discounts that we have on the book, one would certainly expect it to come down. As Ron alluded to, that's what we think now, but we'll have to run the models at those—at the time in future quarters and see where it ultimately shapes out.

Matthew Clark
Okay. And then on the SBA gain on sale, I think you had planned to start doing some more of that given where—how healthy the premiums are. Is that still the case? How much do you think you might sell on a quarterly basis going forward?

Steve Gardner
Historically, we've sold most of the production that we had done either early in the current quarter or loans that came on in the prior quarter, and that will be our plan. Demand has picked up as the SBA PPP program has wound down. We like the opportunities we're seeing there. We'll see where production ends up in the coming quarters.

Matthew Clark
Okay. Then just last one on M&A. Can you just give us some color on how your conversations have tracked relative to the last time we spoke on the earnings call, whether or not that activity has picked up at all or not?

Steve Gardner
Well, hard to say for us because we are so active in general and are regularly reaching out to other CEOs and boards to chat with them about what might make sense. That's continued in the second quarter. It continues today. We think that in this environment that M&A and consolidation makes as much sense as it ever has, and we're going to continue to pursue it with a number of what we think are very attractive other organizations that we can partner with.

Matthew Clark
Okay. Great. Thank you.

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript
Operator
The next question will come from Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi. Good morning. Lingering on to Matthew's question, Steve, in the past, you talked about 5 billion as a rough floor for what you take a look at. If you aren't able to announce something if things just don't align in the coming quarters, would you take a look below that level?

Steve Gardner
I think we'd be somewhat hard pressed to do so. But if things didn't come together in the next couple of quarters, we would—we're always reassessing at the Board level in what we makes—or what we think makes sense and is right for all of our stakeholders. At this point in time, we think it makes a lot more sense to be pursuing larger transactions, MOE like if you will, and that's where we're going to continue to put our efforts. But as we all know, markets change over time, and we'll adjust along the way also.

Jackie Bohlen
Okay. Thank you for that clarification. That's helpful. And then I wondered if you could provide an update on how the systems conversion went this quarter with Pacific Premier Trust?

Steve Gardner
We completed the conversion at the end of May. The team is working through that process with a new system and working with clients on the transition to the new systems, and we're progressing well there. It’ll be nice as we put that aspect behind us and start to move to offense here later in the second half of the year.

Jackie Bohlen
And the bump up in the Trust administrative fees in the quarter, was that related to the conversion, or was that a separate item?

Steve Gardner
In part related and in some of the small amount of growth we've seen.

Jackie Bohlen
Okay. This might be a question for next quarter's call. But just—it sounds like you're still excited for the opportunities that are there, but maybe not quite ready to give an update on where that line item could grow to. Is that fair?

Steve Gardner
Yeah, I don't know that I'm ever willing to give much of a guidance on where I think a line item could grow to. That's usually Mr. Nicolas' bailiwick. Ron, I don't know, do you want to venture out there and give us your thoughts?

Ronald Nicolas
I think that's a question for next quarter, Steve. I agree with you, Jackie.

Jackie Bohlen
Okay. Fair enough. Thank you.

Operator

Pacific Premier Bancorp, Inc.
Q2 2021 Earnings Conference Call Transcript
Again, if you have a question, please press star then one. Our next question will come from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hey. Thanks. Good morning.

Steve Gardner
Good morning.

Andrew Terrell
Hey. I appreciate the color on the sub-debt redemption post the quarter. It looks like post those three tranches, you still have around 330 million or so of sub debt on the balance sheet. Is there any room to redeem more over the next couple of quarters, or is this about it for the near term?

Steve Gardner
Ron, do you want to--.

Ron Nicolas
Yeah. Yeah, Andrew, on the near term, that's about it. I don't have it exactly in front of me, but I don't think we have another issue that's redeemable yet for a couple of years. We've pretty much done what we could do on that front, at least in the short run here.

Andrew Terrell
Okay. Ron, just to make sure I heard you correctly on the BOLI investment made this past quarter, is—the 1 million of anticipated fee income pickup, is that on an annual basis or per quarter?

Ron Nicolas
That will be on a quarterly basis, Andrew.

Steve Gardner
That will be an interest income, Andrew, not fee side.

Andrew Terrell
Okay. Got it. Alright. I’ll step back. Thanks for taking my questions.

Steve Gardner
Sure thing.

Operator
I show no further questions, and I would like to turn the call back over to management for any closing remarks. Please go ahead.

Steven Gardner
Very good. Thank you all for joining us. We appreciate it. We look forward to talking to you at our next earnings release.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.